Exhibit 17.2

March 8, 2019

Seychelle Environmental Technologies, Inc.

22 Journey

Aliso Viejo, CA 92656

To Seychelle:

Attn: Human Resources Manager

Effective immediately, I am resigning from my position as President, CEO, CFO and Treasurer of Seychelle Environmental Technologies, Inc.. I will continue to remain on the Board of Directors.

Sincerely,

/s/ Carl W. Palmer

CP/ls